SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

     Certification and Notice of Termination of Registration under Section
         12(g) of the Securities Exchange Act of 1934 or Suspension of
            Duty to File Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934.

                        Commission File Number #1-10378

                              BRADLEY REAL ESTATE, INC.
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             (Exact name of registrant as specified in its charter)

                         40 SKOKIE BOULEVARD, SUITE 600
                        NORTHBROOK, ILLINOIS 60062-1626
                                 (847) 272-9800
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    COMMON STOCK, $0.01 PAR VALUE PER SHARE
           8.4% SERIES A CONVERTIBLE PREFERRED STOCK, $0.01 PAR VALUE
                                   PER SHARE
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            (Title of each class of securities covered by this Form)

                                      NONE
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      [X ]                    Rule 12h-3(b)(1)(ii)     [  ]
Rule 12g-4(a)(1)(ii)     [  ]                    Rule 12h-3(b)(2)(i)      [  ]
Rule 12g-4(a)(2)(i)      [  ]                    Rule 12h-3(b)(2)(ii)     [  ]
Rule 12g-4(a)(2)(ii)     [  ]                    Rule 15d-6               [  ]
Rule 12h-3(b)(1)(i)      [X ]

     Approximate number of holders of record as of the certificate or notice date: 1 -----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, Bradley Real Estate, Inc. (n/k/a Heritage-Austen Acquisition, Inc.) has caused this Certification and Notice of Termination to be signed on its behalf by the undersigned duly authorized person.

 DATE: NOVEMBER 1, 2000                         By: /s/Thomas C. Prendergast
                                                  ______________________________
                                                  Thomas C. Prendergast
                                                  President